THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (II) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (III) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

NO. W-2                                                   WARRANT TO PURCHASE
GRANT DATE:  DECEMBER 6, 1996                             SHARES OF COMMON STOCK



                              TELEDESIC CORPORATION

                        COMMON STOCK WARRANT CERTIFICATE

      For good and valuable consideration received, Teledesic Corporation, a Delaware corporation (the "Company"), grants to __________ (the "Holder") the right, subject to the terms of this Warrant, to purchase at any time and from time to time during the period commencing December 6, 1996 and ending on the Expiration Date, as defined below, at $1.6667(1) per share (the "Basic Exercise Price"), up to 637,500(1) fully paid and nonassessable shares of Common Stock of the Company. The Basic Exercise Price and the number of shares that may be purchased are subject to adjustment under the terms of this Warrant.

1.    DEFINITIONS

      As used in this Warrant, unless the context otherwise requires:

      1.1 "Basic Exercise Price" means the price at which each Warrant Share may be purchased upon exercise of this Warrant as stated in the first sentence of this Warrant.

--------

(1)   As adjusted to reflect 3-for-1 stock split effected on January 22, 1997.

      1.2 "Common Stock" means the Common Stock, $.001 par value, of the Company existing on the Grant Date.

      1.3 "Exercise Date" means any date when this Warrant is exercised, in whole or in part, in the manner indicated in Sections 2.1 and 2.2.

      1.4 "Exercise Price" means the Basic Exercise Price; provided, however, that if an adjustment is required under Section 7 of this Warrant, then "Exercise Price" means, after each such adjustment, the price at which each Warrant Share may be purchased upon exercise of this Warrant immediately after the last such adjustment.

      1.5 "Expiration Date" means 5:00 p.m., Seattle time, on December 5, 2016.

      1.6 "Grant Date" means the date this Warrant was first granted as stated at the beginning of this Warrant.

      1.7 "Securities Act" means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any act, rules or regulations that replace the Securities Act or any such rules and regulations.

      1.8 "Warrant" means this Common Stock Warrant and each subsequent Common Stock Warrant, if any, for which this Warrant is exchanged.

      1.9 "Warrant Shares" means any shares of Common Stock or other securities issued or subject to issuance upon exercise of this Warrant or upon exchange of a Warrant Share for Warrant Shares of different denominations.

2.    DURATION AND EXERCISE OF WARRANT

      2.1 EXERCISE PERIOD

      Subject to the provisions of subparagraph 7.1(d) hereof, this Warrant may be exercised at any time after the Grant Date and on or before the Expiration Date. After the Expiration Date this Warrant shall become void, and all rights to purchase Warrant Shares shall thereupon cease.

      2.2 METHOD OF EXERCISE

            (a) PROCEDURE FOR EXERCISE

      This Warrant may be exercised by the Holder, in whole or in part, by (i) surrendering this Warrant to the Company, (ii) tendering to the Company payment of the Exercise Price for the Warrant Shares for which exercise is made and
(iii) executing and delivering to the Company the attached Exercise Form. Upon


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exercise, the Holder will be deemed to be the holder of record of the Warrant
Shares for which exercise is made, even though the transfer or registrar books of the Company may then be closed or certificates representing such Warrant Shares may not then be actually delivered to the Holder.

            (b) NET EXERCISE RIGHTS

      Notwithstanding the payment provisions set forth above, the Holder may elect to receive Warrant Shares in an amount equal to the value (as determined below) of this Warrant by surrender of this Warrant at the principal office of the Company, together with notice of such election, in which case the Company shall issue to the Holder the number of shares of Common Stock determined as follows:

                        X = Y (A-B)
                            -------
                               A

Where: X = the number of shares of Common Stock to be issued to the Holder Y = the number of Warrant Shares subject to this Warrant
            A = the Fair Market Value (as defined below) of one (1) Warrant
                Share
            B = the Exercise Price

      For purposes of the above calculation, the "Fair Market Value" of a Warrant Share shall be determined in good faith by the Board of Directors of the Company; provided, however, that if a public market for the Company's Common Stock exists at the time of such exercise, then such Fair Market Value shall be determined by the average of the closing bid and asked prices of the Company's Common Stock as quoted in the Over-the-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System or on any exchange on which such Common Stock is then listed, whichever is applicable, for the five trading days prior to the date of exercise of this Warrant. Notwithstanding the foregoing, in the event this Warrant is exercised in connection with the Company's initial public offering of Common Stock, the Fair Market Value per share shall be the per share offering price to the public of the Company's initial public offering.

      2.3 CERTIFICATES

      Within a reasonable time but no more than 30 days after exercise, certificates for such Warrant Shares shall be delivered to the Holder and, unless this Warrant has expired, a Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall be issued to the Holder.


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      2.4 SECURITIES ACT COMPLIANCE

      Unless the transfer of the Warrant Shares shall have been registered under the Securities Act, as a condition of its delivery of the certificates for the Warrant Shares, the Company may require the Holder (including the transferee of the Warrant Shares in whose name the Warrant Shares are to be registered) to deliver to the Company, in writing, representations regarding the purchaser's sophistication, investment intent, acquisition for his or her own account and such other matters as are reasonable and customary for purchasers of securities in an unregistered private offering and the Company may place conspicuously upon each certificate representing the Warrant Shares a legend substantially in the following form, the terms of which are agreed to by the Holder (including such transferee):

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

      2.5 TAXES

      The Company covenants and agrees that it will pay when due and payable any and all taxes that may be payable in connection with the issuance of this Warrant, or the issuance of any Warrant Shares upon the exercise of this Warrant. The Company shall not, however, be required to pay any tax that may be payable in respect of any subsequent transfer of this Warrant or of the Warrant Shares.

3.    VALIDITY AND RESERVATION OF WARRANT SHARES

      The Company covenants that this Warrant and all shares of Common Stock issued upon exercise of this Warrant will be validly issued, fully paid and nonassessable. The Company agrees that as long as this Warrant may be exercised, the Company will have authorized and reserved for issuance upon exercise of this Warrant a sufficient number of Warrant Shares to provide for exercise in full.


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
4.    FRACTIONAL SHARES

      No fractional Warrant Share shall be issued upon the exercise of this Warrant. With respect to any fraction of a Warrant Share otherwise issuable upon any such exercise, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Exercise Price.

5.    LIMITED RIGHTS OF THE WARRANT HOLDER

      The Holder shall not, solely by virtue of being the Holder of this Warrant, have any of the rights of a holder of Common Stock of the Company, either at law or in equity, until such Warrant shall have been exercised and the Holder shall be deemed to be the holder of record of Warrant Shares as provided in this Warrant, at which time the person or persons in whose name or names the certificate or certificates for Warrant Shares being purchased are to be issued shall be deemed the holder or holders of record of such shares for all purposes.

6.    EXCHANGE OR LOSS OF WARRANT

      6.1 EXCHANGE

      This Warrant is exchangeable, without expense to the Holder and upon surrender hereof to the Company, for Warrants of different denominations entitling the Holder to purchase Warrant Shares equal in total number and identical in type to the Warrant Shares covered by this Warrant.

      6.2 LOSS, THEFT, DESTRUCTION OR MUTILATION

      Upon receipt by the Company of satisfactory evidence of the loss, theft, destruction or mutilation of this Warrant and either (in the case of loss, theft or destruction) reasonable indemnification or (in the case of mutilation) the surrender of this Warrant for cancellation, the Company will execute and deliver to the Holder, without charge, a new Warrant of like denomination. Any such new Warrant executed and delivered shall constitute an additional obligation of the Company, whether or not this Warrant, reportedly lost, stolen, destroyed or mutilated, shall be at any time presented by anyone to the Company for exercise.


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
7.    ADJUSTMENT OF EXERCISE PRICE

      7.1 GENERAL

      If any of the following events shall occur at any time or from time to time prior to the exercise in full or expiration of this Warrant, the following adjustments shall be made in the Exercise Price, with the exceptions hereinafter provided:

            (a) RECAPITALIZATION

      In case the Company effects a subdivision, combination, reclassification or other recapitalization of its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Exercise Price in effect immediately after such subdivision, combination, reclassification or other recapitalization shall be proportionately decreased or increased, as the case may be.

            (b) STOCK DIVIDENDS

      If the Company shall declare a dividend on its Common Stock payable in stock or other securities of the Company or of any other corporation to the holders of its Common Stock, the Holder shall, without additional cost, be entitled to receive upon the exercise of this Warrant, in addition to the Warrant Shares to which such Holder is otherwise entitled upon such exercise, the number of shares of stock, or other securities that such Holder would have been entitled to receive if such Holder had been a holder, on the record date for such dividend, of the number of shares of Common Stock so purchased under this Warrant.

            (c) MERGER OR CONSOLIDATION - NO CHANGE IN CONTROL

      In case of any merger, consolidation or reorganization of the Company with or into one or more corporations that results in holders of the Company's voting equity securities immediately prior to such event together owning a majority interest of the voting equity securities of the surviving corporation immediately following such event, the Holder, upon the exercise of this Warrant after the record date for determination of stockholders entitled thereto, shall receive, in lieu of or in addition to any shares of Common Stock of the Company, the proportionate share of all stock, or other securities (appropriately adjusted for any subsequent events of the issuer of such stock or securities that are of the kind that would cause adjustment of the Exercise Price hereunder) or other property issued, paid or delivered for or on all of the Common Stock of the Company as would have been allocable to the Warrant Shares so purchased under this Warrant had this Warrant been exercised immediately prior to said record date.

            (d) MERGER OR CONSOLIDATION - CHANGE IN CONTROL

      In case of any merger, consolidation or reorganization of the Company with or into one or more other corporations, that results in the holders of the Company's voting equity securities immediately prior to such event owning together less than a majority interest of the voting securities of the surviving corporation immediately following such event, or in case of any sale, lease, transfer or conveyance to another corporation of all or substantially all the assets of the Company or proposed liquidation of the Company, then in any such event the Holder shall be given notice of such proposed action at approximately the same time and in substantially the same manner as the holders of the Company's Common Stock. The Holder may attend the meeting of the Company's shareholders at which such action is considered and voted upon. If the proposed action is approved according to applicable law by the shareholders of all corporations or other entities that are parties to the proposed action, the Holder shall be so notified in writing by the Company by registered or certified mail at least 10 business days before the effectiveness thereof. Notwithstanding the period of exercisability stated on the face of this Warrant, this Warrant shall become forever null and void to the extent not exercised on or before 5:00 p.m., Pacific time, on the tenth business day following the delivery of such notice.

            (e) MINIMUM ADJUSTMENT NOT REQUIRED

      Anything in this Section 7.1 to the contrary notwithstanding, the Company shall not be required, except as hereinafter provided, to make any adjustment of the Exercise Price in any case in which the amount by which such Exercise Price would be increased or reduced, in accordance with the foregoing provisions, would be less than $.001, but in such a case, any adjustment that would otherwise be required to be made will be carried forward and made at the time and together with the next subsequent adjustment that, together with any and all such adjustments so carried forward, shall amount to not less than $.001; provided, however, that adjustments in the Exercise Price shall be required and made in accordance with the provisions of this Section 7.1 (other than this subparagraph) not later than such time as may be required in order to preserve the tax-free nature of any distribution (within the meaning of Section 305 of the United States Internal Revenue Code of 1986) to the Holder or the holders of Common Stock. In the event of any subdivision, combination, reclassification or other recapitalization of shares of Common Stock, said amount (as theretofore decreased or increased) shall be proportionately decreased or increased.

      7.2 NUMBER OF WARRANT SHARES ADJUSTED

      After any adjustment of the Exercise Price pursuant to Section 7.1, the number of Warrant Shares issuable at the new Exercise Price shall be adjusted to the number


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
obtained by (i) multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately before such adjustment by the Exercise Price in effect immediately before such adjustment and (ii) dividing the product so obtained by the new Exercise Price.

      7.3 NOTICE OF ADJUSTMENT

      Whenever events occur requiring the Exercise Price to be adjusted, the Company shall promptly file with its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, a certificate of its chief financial officer showing the adjusted Exercise Price, setting forth in reasonable detail the acts requiring such adjustment, and stating such other facts as shall be necessary to show the manner and figures used to compute such adjustment. Such chief financial officer's certificate shall be made available at all reasonable times for inspection by the Holder. Promptly after each such adjustment, the Company shall mail a copy of such certificate by certified mail to the Holder. The Company shall endorse on any Warrant executed and delivered by the Company a description of each adjustment, if any, under this Section as the result of events occurring before the execution and delivery of the Warrant.

      If, within 45 days of the mailing of such certificate, the Holder notifies the Company in writing of his or her disagreement with the adjusted Exercise Price contained in the Company certificate, then the Company will promptly obtain a certificate of a firm of independent certified public accountants of recognized standing selected by the Company's Board of Directors (who may be the regular auditors of the Company) covering the same items required by the Company certificate. The Company will promptly mail a copy of the accountants' certificate to the Holder of this Warrant. The certificate of the firm of independent public accountants will be conclusive evidence of the correctness of the computations with respect to any adjustment of the Exercise Price.

8.    REGISTRATION RIGHTS

      The Warrant Shares issuable upon exercise of this Warrant shall be entitled to the registration rights set forth in that certain Investors' Rights Agreement dated as of March 16, 1994, as amended on November 16, 1994, December 15, 1995, May 13, 1996 and November 15, 1996, between the Company and the parties listed on the signature pages thereto, and the holder hereof and the Company hereby agree to be bound by all the provisions of such Agreement which relate to registration rights, including, without limitation, the provisions of
Section 1 thereof, as if the holder hereof was a "Holder" of "Registrable Securities" as those terms are defined in such Agreement.


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
9.    NOTICES TO HOLDER

      So long as this Warrant is outstanding, whenever the Company shall expect to (i) pay any dividend or distribution upon the Common Stock, (ii) effect any recapitalization, merger, consolidation, reorganization, transfer, sale, lease or conveyance as referred to in Section 7, or (iii) be involved in any voluntary or involuntary dissolution, liquidation or winding up of the Company, at least 10 days before the proposed action or any applicable record date, the Company shall give the Holder written notice describing the proposed action and stating the date on which (x) a record date is to be fixed for the purpose of such dividend, distribution or right or (y) such recapitalization, merger, consolidation, reorganization, transfer, sale, lease, conveyance, dissolution, liquidation or winding up is to take place and when, if any date is to be fixed, the record holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such recapitalization, merger, consolidation, reorganization, transfer, sale, lease, conveyance, dissolution, liquidation or winding up.

10.   MISCELLANEOUS

      10.1 SUCCESSORS AND ASSIGNS

      All the covenants and provisions of this Warrant that are by or for the benefit of the Company or of the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

      10.2  NOTICE

      Notice or demand pursuant to this Warrant to be given or made by the Holder to or on the Company shall be sufficiently given or made if sent by registered or certified mail, postage prepaid, addressed, until another address is designated in writing by the Company, as follows:

                  Teledesic Corporation
                  2300 Carillon Point
                  Kirkland, Washington  98033

      Any notice or demand authorized by this Warrant to be given or made by the Company to or on the Holder shall be given to the Holder by registered or certified mail, postage prepaid, addressed at his or her last known address as it shall appear on the books of the Company, until another address is designated in writing.


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
      10.3 APPLICABLE LAW

      The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Washington.

      10.4 HEADINGS

      The Section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

      10.5 AMENDMENT

      The terms of this Warrant may be amended only with the written consent of the Company and the Holder of this Warrant.

                                       TELEDESIC CORPORATION


Dated: December 6, 1996                By
                                           -------------------------------------
                                           W. Russell Daggatt, President

                                  EXERCISE FORM

            (To be executed by the Warrant Holder in connection with
                the exercise of the Warrant in whole or in part)

TO:   TELEDESIC CORPORATION

The undersigned (______________________________________________________________)
                             Please insert Social Security or other
                                  identifying number of Holder

hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder, ___________ shares of Common Stock provided for therein and

      [ ] tenders payment herewith to the order of Teledesic Corporation in the amount of $_____________.

      [ ] tenders the foregoing Warrant for cancellation to the extent necessary to effect payment therefor in accordance with the net exercise provisions of Section 2.2 of the Warrant.

The undersigned requests that certificates for such shares of Common Stock be issued as follows:

Name: __________________________________________________________________________
Address: _______________________________________________________________________
Deliver to: ____________________________________________________________________
Address: _______________________________________________________________________

and, if said number of shares of Common Stock shall not be all the shares of Common Stock purchasable hereunder, that a new Warrant for the balance remaining of the Shares of Common Stock purchasable under the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

Address: _______________________________________________________________________
Dated: _______________, 19___  Signature _______________________________________

                           Note: Signature must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.


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